Exhibit 2.2

                              PURCHASE AGREEMENT-2

This Agreement made this 3rd day of January, 2000 (the "Agreement") by and among Spectrum Information Technologies, Inc. doing business as Siti-Sites.com ("SITI"), and Theodore Mazola ("Ted") and his partner Steven Zuckerman ("Steve") is intended to provide for the purchase of an e-news/magazine business and website owned and operated by Ted and Steve as partners, known as New Media Music.com, the further purchase of a conference/ exposition business described below, devoted to music on the internet, separately owned and operated by Steve, and the respective employment of Ted and Steve thereafter as executives of SITI, on the terms and conditions hereinafter set forth.

Now Therefore, in consideration of the mutual covenants and understandings set forth herein, the parties do hereby agree as follows:

1. Purchase of Business and Website. Ted and Steve hereby sell, assign and transfer the e-news/magazine business and website of New Media Music.com ("Newmedia") to SITI, including, without limitation, all of their assets, properties, archives, contracts, client lists, artist and sponsor contracts and contact lists, articles and releases in process, inventories, service contracts, receivables, proprietary information, website and related software, servers, computer equipment, records and other properties and assets in any form, subject to all existing liabilities, for future operation by SITI. A current balance sheet for such business and website has been furnished to SITI and has been approved for this transaction, annexed as exhibit A. Among other assets, Newmedia is represented and warranted to be currently attracting approximately 20,000 unique internet "hits" per month to its website.

2. Payment in Shares of SITI. Ted and Steve shall each be entitled to receive in payment 15,000 shares of SITI common stock on January 15, 2000, and after transfer and ongoing operations of the website are secure and in working operation by SITI (expected by February of 2000 ), Ted and Steve shall each receive an additional 15,000 shares of such common stock, for a total of 60,000 shares in the transaction.

3. Services. SITI shall hereafter continue to employ Ted as its Vice-President/Technical Director to manage the Newmedia.com website, and SITI's other websites, supervising the day to day operation thereof under the direction and control of SITI's management, with his existing compensation plan in a related contract with SITI covering all Newmedia and other services.

      Steve shall hereafter be employed by SITI as its Vice-President/Business Development, supervising all editorial and news content of Newmedia, and also managing the New York Music & Internet Expo 2000 and all of its continuing events hereafter across the country, described below. Steve shall be employed at a salary of $65,000 annually the first year, with increases contemplated based on his performance, along with bonuses and stock option or stock grants similarly based, all reviewable by SITI's management each six months. The performance of Newmedia under Ted and Steve's continuing management shall be evaluated separately from their services in other SITI ventures, with compensation directly related thereto, as a part of their overall compensation as SITI executives, all to be based on a bonus plan with annual goals agreed upon by each of them with SITI's management, listing several corporate objectives, with each goal weighted in the bonus computation.

      Steve shall also be included in SITI's insured medical/dental plan for employees and their families, and Ted's benefits date thereunder is provided for in his related contract with SITI.. Ted and Steve manage other web-related ventures, but each has represented he will be a full-time executive, and will devote all necessary time and attention to SITI's business during his employment hereunder, to maximize results at its several websites and other ventures.

4. Music & Internet Expos. Steve independently owns and operates a separate business promoting Music and Internet conferences and expositions, in New York, San Francisco and in other cities contemplated in discussions with SITI (collectively, the "Expos"). In consideration of this Agreement, he (by causing his Subchapter S corporation to assign its assets) is hereby selling, assigning and transferring the Expos as an ongoing business to SITI, including, without limitation, all of their assets, properties, contracts, client, artist and sponsor lists, archives, inventories, banners, equipment, databases, website and related software, records and other properties and assets in any form, subject to liabilities shown on Exhibit A-1, for future operation by SITI. A current balance sheet and preliminary expansion plan for such business has been furnished to SITI and has been approved for this transaction, annexed as exhibit B.

5. March 2000 Expo. The parties agree that Steve has financed and completed three-fourths of the work necessary for the March 2000 Expo in New York City, and that he shall be entitled to retain three-fourths of its net earnings at the completion thereof, subject to SITI being repaid any cash or other advances it is required to make for its completion, with interest at 9% per annum until repaid, duly charged as overhead, and SITI shall be entitled to receive the remaining one-fourth of any net earnings.

6. Future Expos Compensation to Steve. SITI and Steve have agreed that he has sold the Expos business to SITI hereunder without additional compensation, because continuation, and expansion thereof to other cities, will require capital from SITI, and his employment under paragraph 3 preceding gives him the regular income and office facilities necessary to build the Expos, with incentive compensation for doing so on SITI's behalf.

      Expos shall be operated as a separate division of SITI, with incentive compensation to Steve directly related thereto, as a part of his overall future compensation; provided, however, that for a three year period commencing after the March 2000 Expo, Steve shall be entitled to receive at least 15% of the operating income of Expos (revenues less operating expenses, before interest and taxes, determined by generally accepted accounting principles). Steve's interest in future Expos earnings for said three years shall continue for such period, unless he voluntarily resigns or is discharged for material and serious "just cause"; provided however, that a"forced resignation" by other executives unreasonable behavior towards him shall not be deemed a voluntary resignation by Steve, and shall not deprive him of his interest in Expos earnings for the stated period.

7. Confidentiality Covenant. Ted and Steve agree that while employed by SITI, each of them will not engage in any other business activity which, after their respective full disclosure thereof, conflicts with their respective obligations to build SITI as executives thereof. Any potentially competitive activities to SITI's operations shall be reviewed with its management. Furthermore, Ted and Steve shall each keep confidential, and not use for his own account, all of the trade secrets, know-how, software, and other proprietary information and materials of SITI and its subsidiary and affiliated operations, including artists, promotions, customer or contact lists and other data which comes into their respective purview as a result of their activities on behalf of SITI. Ted and Steve acknowledge that the covenants set forth above are necessary for SITI's protection and that the nature and scope thereof are reasonable.

8. Representations and Warranties. Ted and Steve each makes the representations and warranties to SITI set forth herein and in exhibit C annexed hereto, which also contains representations and warranties by SITI to Ted and Steve as to its common stock and other matters.

9. Piggy-Back Registration Rights. The shares being issued to Ted and Steve hereunder are not registered under the Securities Act of 1933, and will bear a legend restricting their marketability as set forth in exhibit D. SITI will grant Ted and Steve customary registration rights, on a pro-rata basis, along with other executives on all future SITI registered share offerings, subject to any underwriters' restrictions or conditions imposed thereon.

10. Good Faith and Fair Dealings. The parties acknowledge that SITI's several websites and business plans are all start-ups with high risks and growth potential, and anticipate changes in focus or strategy. The parties foresee a continuing requirement of good faith, fairness and full disclosure in their dealings with each other , and each party agrees that such standards shall apply to all of such dealings.

11. Miscellaneous. This Agreement and the exhibits annexed thereto contain the entire understanding of the the parties with respect to the subject matter hereof. No amendment or modification of this Agreement shall be valid or binding unless in writing and executed by the parties. This Agreement shall be governed by, construed and enforced in accordance with the laws of New York. Ted and Steve each agrees not to assign any of their respective rights or obligations hereunder without the written consent of SITI.

In Witness Whereof, the parties have executed and delivered this Agreement as of the day and year first above written.

Spectrum Information Technologies,      Theodore Mazola
 Inc. d/b/a Siti-Sites.com


By /s/ Lawrence M. Powers               /s/ Theodore Mazola
------------------------------          ----------------------------------------
Lawrence M. Powers, Chairman/CEO        36 Fieldway Avenue
594 Broadway, Suite 1001,               Staten Island, N.Y. 10308
N.Y., N.Y. 10012

                                        Steven Zuckerman


                                        /s/ Steven Zuckerman
                                        ----------------------------------------
                                        519 Bloomfield Avenue, Suite 6G
                                        Caldwell, N.J. 07006